Exhibit 99

PFIZER REPORTS FIRST-QUARTER 2019 RESULTS

▪	First-Quarter 2019 Revenues of $13.1 Billion, Reflecting 5% Operational Growth Driven by 7% Operational Growth from Pfizer Biopharmaceuticals Group and 1% Operational Growth From Upjohn

▪	First-Quarter 2019 Reported Diluted EPS(1) of $0.68, Adjusted Diluted EPS(2) of $0.85

▪
Raised Midpoint of 2019 Adjusted Diluted EPS(2) Guidance Range by $0.01 to $2.83 to $2.93, Primarily Reflecting Adjusted Other Income(2) Recorded During First-Quarter 2019, Partially Offset by the Unfavorable Impact of Foreign Exchange

▪	Reaffirmed 2019 Financial Guidance for Revenues
NEW YORK, NY, Tuesday, April 30, 2019 – Pfizer Inc. (NYSE: PFE) reported financial results for first-quarter 2019 and raised the midpoint of its 2019 financial guidance for adjusted diluted EPS(2).
At the start of the 2019 fiscal year(3), Pfizer reorganized its commercial operations into three businesses:

▪
Pfizer Biopharmaceuticals Group (Biopharma), a science-based innovative medicines business, which includes all of the previous Innovative Health business units (except Consumer Healthcare) as well as a new Hospital business unit that commercializes Pfizer’s global portfolio of sterile injectable and anti-infective medicines and includes Pfizer’s contract manufacturing operation, Pfizer CentreOne. Pfizer also incorporated its biosimilar portfolio into its Oncology and Inflammation & Immunology business units and certain legacy established products into the Internal Medicine business unit.

▪
Upjohn, a global, off-patent branded and generic established medicines business, which includes 20 off-patent solid oral dose legacy brands including Lyrica, Lipitor, Norvasc, Viagra and Celebrex, as well as certain generic medicines.

▪	Consumer Healthcare(4), which includes Pfizer’s over-the-counter medicines.
Results for the first quarter of 2019 and 2018(3) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	First-Quarter
	2019	2018	Change
Revenues	$ 13,118	$ 12,906	2%
Reported Net Income(1)	3,884	3,561	9%
Reported Diluted EPS(1)	0.68	0.59	15%
Adjusted Income(2)	4,891	4,555	7%
Adjusted Diluted EPS(2)	0.85	0.75	13%

REVENUES

($ in millions)	First-Quarter
	2019	2018	% Change
			Total	Oper.
Biopharma	$ 9,185	$ 8,881	3%	7%
Upjohn	3,075	3,120	(1%)	1%
Consumer Healthcare(4)	858	905	(5%)	(2%)
Total Company	$ 13,118	$ 12,906	2%	5%

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(5).
2019 FINANCIAL GUIDANCE(6)
Pfizer’s updated 2019 financial guidance is presented below. Financial guidance continues to reflect a full year of revenue and expense contributions from Consumer Healthcare(4).

▪	Guidance for Adjusted Other (Income)/Deductions(2) was increased by $100 million, primarily due to milestone income recorded in first-quarter 2019.

▪
The midpoint of the guidance range for Adjusted diluted EPS(2) was increased by $0.01 to an updated range of $2.83 to $2.93, reflecting a $0.03 operational improvement, primarily due to the aforementioned increase to Adjusted other income(2), partially offset by unfavorable changes in foreign exchange rates since mid-January 2019, which had an incremental negative impact of $0.02.

Revenues	$52.0 to $54.0 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.8% to 21.8%
Adjusted SI&A Expenses(2)	$13.5 to $14.5 billion
Adjusted R&D Expenses(2)	$7.8 to $8.3 billion
Adjusted Other (Income)/Deductions(2)	Approximately $200 million of income
(previously approximately $100 million of income)
Effective Tax Rate on Adjusted Income(2)	Approximately 16.0%
Adjusted Diluted EPS(2)	$2.83 to $2.93
(previously $2.82 to $2.92)

Financial guidance for Adjusted diluted EPS(2) reflects share repurchases totaling $8.9 billion in 2019. Dilution related to share-based employee compensation programs is currently expected to offset the reduction in shares associated with these share repurchases by approximately half.

CAPITAL ALLOCATION

▪	During first-quarter 2019, Pfizer returned $10.9 billion directly to shareholders, through a combination of:

–	$2.0 billion of dividends, or $0.36 per share of common stock; and

–	$8.9 billion of share repurchases, composed of $2.1 billion of open-market share repurchases and a $6.8 billion accelerated share repurchase agreement executed in February 2019.

▪	As of April 30, 2019, Pfizer’s remaining share repurchase authorization was $5.3 billion.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Pfizer’s Chief Executive Officer, stated, “Our first-quarter 2019 financial results were strong, driven by continued strength from certain Biopharma brands, primarily Eliquis, Ibrance, Prevnar 13/Prevenar 13 and Xeljanz, as well as strong operational growth from certain Upjohn brands, primarily in China. Our new commercial structure is designed to maximize today’s revenue growth opportunities while transitioning the company to a period post-2020 where we expect sustained mid-single-digit operational revenue growth through 2025. We remain focused on executing on our commercial strategies, managing expenses, advancing our pipeline and prudently allocating our capital to position Pfizer for sustainable success.
“Our pipeline continues to deliver differentiated therapies that have the potential to improve the standard of care for patients across multiple therapeutic areas. In the first four months of 2019, we have received five regulatory approvals and presented Phase 3 data for Xtandi in metastatic hormone-sensitive prostate cancer as well as Phase 2 immunogenicity data in adults for our 20-valent pneumococcal vaccine candidate. Over the rest of 2019, we are looking forward to potential U.S. regulatory approvals for tafamidis in transthyretin cardiomyopathy, our Bavencio-Inlyta combination for the treatment of first-line renal cell carcinoma as well as for our biosimilar rituximab, bevacizumab and adalimumab molecules. We also expect Phase 3 read outs in 2019 for PF-04965842, our Janus kinase-1 (JAK1) inhibitor in development for moderate-to-severe atopic dermatitis, and rivipansel, in development for vaso-occlusive crisis from sickle cell disease. I believe our pipeline today represents an unprecedented opportunity to deliver a life-changing impact for millions of patients while enhancing value for all of our stakeholders,” Dr. Bourla concluded.
Frank D’Amelio, Chief Financial Officer and Executive Vice President, Business Operations and Global Supply, stated, “Overall, I was pleased with our first-quarter 2019 financial performance. We were able to achieve 5% operational revenue growth and delivered Adjusted diluted EPS(2) growth of 13%, primarily reflecting the strong performance of certain key products and the net impact of our share repurchases. We reaffirmed our 2019 financial guidance for revenues. Additionally, we raised the midpoint of our guidance range for Adjusted diluted EPS(2) by $0.01, reflecting a $0.03 operational improvement, primarily due to approximately $100 million of incremental Adjusted other income(2) that was recorded in first-quarter 2019, partially offset by a $0.02 negative impact reflecting unfavorable changes in foreign exchange rates since mid-January 2019. Finally, in first-quarter 2019, we returned $10.9 billion directly to shareholders through share repurchases and dividends.”
QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2019 vs. First-Quarter 2018)
First-quarter 2019 revenues totaled $13.1 billion, an increase of $211 million, or 2%, compared to the prior-year quarter, reflecting operational growth of $664 million, or 5%, partially offset by the unfavorable impact of foreign exchange of $453 million, or 4%.
Pfizer Biopharmaceuticals Group (Biopharma) Revenue Highlights
First-quarter 2019 Biopharma revenues totaled $9.2 billion, up 7% operationally, primarily driven by:

▪	Eliquis globally, up 36% operationally, primarily driven by continued increased adoption in non-valvular atrial fibrillation as well as oral anti-coagulant market share gains;

▪	Ibrance globally, up 25% operationally, primarily driven by:

–	107% operational growth in international markets, reflecting continued strong uptake following launches in developed Europe, Japan and certain emerging markets; and

–	2% growth in the U.S., reflecting continued moderating volumes in approved metastatic breast cancer indications;

▪	Prevnar 13/Prevenar 13 globally, up 10% operationally, primarily driven by:

–
31% operational growth in emerging markets, reflecting the favorable overall impact of timing and increased volume associated with government purchases for the pediatric indication and increased shipments associated with Gavi, the Vaccine Alliance, partially offset primarily by the non-recurrence of volumes associated with an adult national immunization program in first-quarter 2018; and

–
6% growth in the U.S., reflecting increased government purchases in first-quarter 2019 for the pediatric indication, partially offset by the continued decline in revenues for the adult indication due to a declining “catch up” opportunity compared to the prior-year quarter; and

▪	Xeljanz globally, up 34% operationally, driven by:

–
89% operational growth in international markets, primarily reflecting continued uptake in the rheumatoid arthritis indication as well as from the recent launch of the ulcerative colitis indication in certain developed markets; and

–
18% growth in the U.S., reflecting continued strong volume growth in the rheumatoid arthritis indication and from the launches of the psoriatic arthritis and ulcerative colitis indications, partially offset by expected higher rebating and unfavorable channel mix in first-quarter 2019, partially offset primarily by lower revenues for:

▪	the Hospital business in the U.S., down 8%, primarily due to the continued expected negative impact from generic competition for products that have previously lost marketing exclusivity; and

▪	certain rare disease products, including the hemophilia franchises primarily due to competitive pressures, and Genotropin in the U.S., primarily due to unfavorable channel mix.
Upjohn Revenue Highlights
First-quarter 2019 Upjohn revenues totaled $3.1 billion, up 1% operationally, reflecting:

▪	25% operational growth in emerging markets, driven by strong, volume-driven operational growth in China, primarily from Lipitor, Norvasc and Celebrex; and

▪	10% operational growth in Japan, primarily driven by strong volume growth from Lyrica and Celebrex, partially offset by:

▪	13% operational decline in developed markets excluding Japan, primarily driven by lower revenues for:

–	Viagra and Upjohn’s authorized generic for Viagra in the U.S. resulting from increased generic competition following Viagra’s December 2017 patent expiration;

–
Lyrica, primarily due to lower volumes in the U.S., reflecting wholesaler destocking in advance of anticipated generic competition beginning on June 30, 2019, and in developed Europe, reflecting continued generic competition; and

–	Greenstone, Upjohn’s authorized generic subsidiary, primarily due to continued industry-wide pricing challenges in the U.S.
Consumer Healthcare(4) Revenue Highlights
First-quarter 2019 Consumer Healthcare(4) revenues totaled $858 million, down 2% operationally, reflecting an 8% decline in the U.S., partially offset by 4% operational growth in international markets.

GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	First-Quarter
	2019	2018	% Change
			Total	Oper.
Cost of Sales(1)	$ 2,433	$ 2,563	(5%)	3%
Percent of Revenues	18.5%	19.9%	N/A	N/A
SI&A Expenses(1)	3,339	3,412	(2%)	—
R&D Expenses(1)	1,703	1,743	(2%)	(1%)
Total	$ 7,474	$ 7,718	(3%)	1%

Other (Income)/Deductions––net(1)	$92	($ 178)	*	*
Effective Tax Rate on Reported Income(1)	10.0%	13.5%

* Indicates calculation not meaningful.
Pfizer recorded other deductions––net(1) in first-quarter 2019 compared with other income––net(1) in the prior-year quarter, primarily driven by:

▪	higher net losses on the early retirement of certain outstanding debt securities;

▪	higher business and legal entity alignment costs;

▪	higher asset impairments charges;

▪	higher net interest expense; and

▪	lower income from collaborations, out-licensing and sale of compound/product rights, partially offset primarily by:

▪	a favorable change in the fair value of contingent consideration.
Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	First-Quarter
	2019	2018	% Change
			Total	Oper.
Adjusted Cost of Sales(2)	$ 2,415	$ 2,536	(5%)	4%
Percent of Revenues	18.4%	19.7%	N/A	N/A
Adjusted SI&A Expenses(2)	3,311	3,286	1%	3%
Adjusted R&D Expenses(2)	1,693	1,739	(3%)	(2%)
Total	$ 7,419	$ 7,561	(2%)	2%

Adjusted Other (Income)/Deductions––net(2)	($135)	($204)	(34%)	(39%)
Effective Tax Rate on Adjusted Income(2)	15.2%	16.7%

First-quarter 2019 diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS declined by 307 million shares compared to the prior-year quarter primarily due to Pfizer’s ongoing share repurchase program, reflecting the impact of share repurchases during 2018 and in first-quarter 2019, partially offset by dilution related to share-based employee compensation programs.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 18 of this press release.
RECENT NOTABLE DEVELOPMENTS (Since January 29, 2019)
Product Developments

▪	Bavencio (avelumab)

–
In March 2019, Merck KGaA, Darmstadt, Germany, which operates its biopharmaceutical business as EMD Serono in the U.S. and Canada (Merck KGaA), and Pfizer announced that the European Medicines Agency (EMA) validated for review the Type II variation application for Bavencio in combination with Inlyta (axitinib) for the treatment of patients with advanced renal cell carcinoma (RCC).

–
In March 2019, Merck KGaA and Pfizer announced the discontinuation of the ongoing Phase 3 JAVELIN Ovarian PARP 100 study evaluating the efficacy and safety of avelumab in combination with chemotherapy followed by maintenance therapy of avelumab in combination with talazoparib, a poly (ADP-ribose) polymerase (PARP) inhibitor, versus an active comparator in treatment-naïve patients with locally advanced or metastatic ovarian cancer.

–
In February 2019, Merck KGaA and Pfizer announced that the U.S. Food and Drug Administration (FDA) has accepted for priority review the supplemental Biologics License Application (BLA) for Bavencio in combination with Inlyta (axitinib) for patients with advanced RCC. The Prescription Drug User Fee Act goal date for a decision by the FDA is in June 2019.

▪
Eliquis (apixaban) -- In March 2019, the Bristol-Myers Squibb-Pfizer Alliance announced results from the Phase 4 AUGUSTUS trial evaluating Eliquis versus vitamin K antagonists (VKAs) in patients with non-valvular atrial fibrillation and recent acute coronary syndrome and/or undergoing percutaneous coronary intervention. Results showed that in patients receiving a P2Y12 inhibitor with or without aspirin (antiplatelet therapies), the proportion of patients with major or clinically relevant non-major bleeding at six months was significantly lower for those treated with Eliquis compared to those treated with a VKA. These data were featured as a late-breaking oral presentation at the American College of Cardiology’s 68th Annual Scientific Session 2019 and simultaneously published in the New England Journal of Medicine.

▪
Ibrance (palbociclib) -- In April 2019, Pfizer announced that the FDA approved a supplemental New Drug Application to expand the indications for Ibrance in combination with an aromatase inhibitor or fulvestrant to include men with hormone receptor-positive (HR+), human epidermal growth factor receptor 2 (HER2)-negative advanced or metastatic breast cancer. The approval is based on data from electronic health records and postmarketing reports of the real-world use of Ibrance in male patients sourced from three databases: IQVIA Insurance database, Flatiron Health Breast Cancer database and the Pfizer global safety database.

▪
Lorbrena/Lorviqua (lorlatinib) -- In March 2019, Pfizer announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion for Lorviqua (approved in the U.S., Canada, and Japan under the brand name Lorbrena), an anaplastic lymphoma kinase (ALK) tyrosine kinase inhibitor (TKI), recommending conditional marketing authorization in the European Union (EU) as a monotherapy treatment for adult patients with ALK-positive advanced non-small cell lung cancer (NSCLC) whose disease has progressed after alectinib or ceritinib as the first ALK TKI therapy, or crizotinib and at least one other ALK TKI. Conversion to normal approval is contingent on provisions of comprehensive data confirming that the benefit-risk balance is positive. The CHMP’s opinion will be reviewed by the European Commission (EC), with a decision expected in the coming months.

▪
Talzenna (talazoparib) -- In April 2019, Pfizer announced that the CHMP of the EMA adopted a positive opinion for Talzenna recommending marketing authorization in the EU as a monotherapy treatment for adult patients with germline breast cancer susceptibility gene (gBRCA)1/2-mutations, who have HER2-negative locally advanced or metastatic breast cancer. Patients should have been previously treated with an anthracycline and/or a taxane in the (neo)adjuvant, locally advanced or metastatic setting unless patients were not suitable for these treatments. Patients with HR+ breast cancer should have been treated with a prior endocrine-based therapy, or be considered unsuitable for endocrine-based therapy. The CHMP’s opinion will be reviewed by the EC, with a decision expected in the coming months.

▪
Trazimera (trastuzumab-qyyp) -- In March 2019, Pfizer announced that the FDA approved Trazimera, a biosimilar to Herceptin®(7), for the treatment of HER2 overexpressing breast cancer and HER2 overexpressing metastatic gastric or gastroesophageal junction adenocarcinoma. Trazimera is Pfizer’s first oncology monoclonal antibody biosimilar and its fifth biosimilar to be approved by the FDA. Trazimera was approved for use in the EU in July 2018 for the same indications.

▪
Vizimpro (dacomitinib) -- In April 2019, Pfizer announced that the EC approved Vizimpro in the EU as monotherapy for the first-line treatment of adult patients with locally advanced or metastatic NSCLC with epidermal growth factor receptor-activating mutations.

▪
Xeljanz (tofacitinib) -- In February 2019, Pfizer announced that it modified an ongoing post-marketing requirement study evaluating the safety of Xeljanz at two doses, 10 mg twice daily (BID) and 5 mg BID, versus a tumor necrosis factor inhibitor (TNFi) control group in patients with rheumatoid arthritis. Following notification from the tofacitinib rheumatology Data Safety Monitoring Board (DSMB) of a safety signal regarding the Xeljanz 10 mg BID treatment group, Pfizer transitioned all patients in the Xeljanz 10 mg BID treatment group to the Xeljanz 5 mg BID treatment group. The DSMB observed that patients in this study that were treated with Xeljanz 10 mg BID had a statistically and clinically important difference in the occurrence of pulmonary embolism, compared with patients who were treated with a TNFi. The DSMB also noted an increase in overall mortality in the Xeljanz 10 mg BID treatment group compared to the Xeljanz 5 mg BID and TNFi treatment groups. The DSMB also stated it firmly believes that the risk-benefit profile of Xeljanz 5 mg BID in comparison to the TNFi group remains appropriately balanced in this study. The Xeljanz 5 mg BID dose is the FDA approved dose for adult patients with moderate to severe rheumatoid arthritis. This study was designed to assess the risk of cardiovascular (CV) events and therefore in contrast to previous Xeljanz studies, patients were required to be at least 50 years of age and have at least one CV risk factor to be eligible for participation in this study. All patients entered the study on stable doses of background methotrexate. Pfizer will work with the FDA and other regulatory agencies to review the full results upon completion of this study.

▪
Xtandi (enzalutamide) -- In February 2019, Astellas Pharma Inc. and Pfizer announced results from the Phase 3 ARCHES trial in men with metastatic hormone-sensitive prostate cancer. The results showed that Xtandi plus androgen deprivation therapy (ADT) met the primary endpoint by significantly reducing the risk of radiographic progression or death by 61% versus ADT alone. Adverse events in the ARCHES clinical trial were generally consistent with those reported in enzalutamide clinical trials in patients with castration-resistant prostate cancer. These data were presented in an oral session at the 2019 Genitourinary Cancers Symposium.

▪
Zirabev (PF-06439535, biosimilar bevacizumab) -- In February 2019, Pfizer announced the EC approved Zirabev, a biosimilar to Avastin®(8), for the treatment of metastatic carcinoma of the colon or rectum, metastatic breast cancer, unresectable advanced, metastatic or recurrent NSCLC, advanced and/or metastatic RCC and persistent, recurrent or metastatic carcinoma of the cervix.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
PF-06482077 (20-Valent Pneumococcal Conjugate Vaccine) -- In April 2019, Pfizer presented data from a Phase 2 proof-of-concept study for its 20-valent pneumococcal conjugate vaccine (20vPnC) candidate, PF-06482077, which is being investigated for the prevention of invasive disease and pneumonia caused by

Streptococcus pneumoniae serotypes contained in the vaccine in adults aged 18 years and older. The presentation was delivered at the 29th European Congress of Clinical Microbiology and Infectious Diseases. Pfizer’s 20vPnC candidate includes the 13 serotypes contained in Prevnar 13 plus seven additional serotypes serotypes (8, 10A, 11A,12F, 15B, 22F, and 33F). Pfizer is enrolling three Phase 3 studies evaluating 20vPnC in adults. Combined, these three studies will enroll more than 6,000 adult subjects, including populations of vaccine-naïve adults and adults with prior pneumococcal vaccination. Pfizer expects to submit a BLA to the FDA by the end of 2020, subject to the successful completion of Phase 3 studies in adults.

▪
PF-07055480 (SB-525) -- In April 2019, Sangamo Therapeutics, Inc. (Sangamo) and Pfizer announced interim data from the Phase 1/2 Alta study evaluating investigational SB-525 gene therapy for severe hemophilia A. Data indicate that SB-525 was generally well-tolerated and demonstrated a dose-dependent increase in Factor VIII levels across the four dosage cohorts. Eight patients in total were dosed. Based on these results, the Safety Monitoring Committee (SMC) recommended cohort expansion at the 3e13 vg/kg dose. Longer-term follow-up data will be presented at an upcoming scientific meeting. Per the SMC recommendation and study protocol, the fourth cohort will be expanded by up to five patients. Patient enrollment is underway. SB-525 is being developed as part of a global collaboration between Sangamo and Pfizer.

▪	Tanezumab (PF-4383119)

–
In April 2019, Pfizer and Eli Lilly and Company (Lilly) announced top-line results from a Phase 3 study evaluating tanezumab 2.5 mg and 5 mg. The objective of the study was to compare the long-term joint safety and 16-week efficacy of tanezumab relative to nonsteroidal anti-inflammatory drugs (NSAIDs) in patients with moderate-to-severe osteoarthritis (OA) of the hip or knee. The tanezumab 5 mg treatment arm met two of the three co-primary efficacy endpoints, demonstrating a statistically significant improvement in pain and physical function compared to NSAIDs at the 16-week analysis, while patients’ overall assessment of their OA was not statistically different than NSAIDs. Patients who received tanezumab 2.5 mg did not experience a statistically significant improvement in pain, physical function or patients’ overall assessment of their OA at 16 weeks compared to NSAIDs. In the safety analysis, there was a higher rate of joint safety events in the tanezumab arms compared to NSAIDs at 80 weeks; the difference was statistically significant. Pfizer and Lilly continue to analyze these results and are assessing potential next steps for tanezumab. The full results from this study will be submitted for future scientific publication or presentation.

–
In February 2019, Pfizer and Lilly announced positive top-line results from a Phase 3 study evaluating tanezumab in patients with moderate-to-severe chronic low back pain. In the study, treatment with tanezumab 10 mg met the primary endpoint, demonstrating a statistically significant improvement in pain at 16 weeks compared to placebo. The tanezumab 5 mg arm demonstrated a numerical improvement in pain, but did not reach statistical significance compared to placebo at the week 16 analysis. The full results from this study will be submitted for future scientific publication or presentation.
Corporate Developments

▪
In March 2019, Vivet Therapeutics (Vivet), a privately held gene therapy biotech company dedicated to developing gene therapy treatments for inherited liver disorders with high unmet medical need, and Pfizer announced that Pfizer has acquired a 15% equity interest in Vivet and secured an exclusive option to acquire all outstanding shares. Pfizer and Vivet will collaborate on the development of VTX-801, Vivet’s proprietary treatment candidate for Wilson disease. Under the terms of the transaction, Pfizer paid approximately €45 million ($51 million) upon signing and will pay an additional €20 million ($23 million) upon achievement of a development milestone. If Pfizer exercises its option to acquire the remaining outstanding shares, it may pay up to €540 million ($613 million) inclusive of the option exercise payment and subject to the achievement of certain post-acquisition clinical, regulatory and commercial milestones. Pfizer can exercise its option to acquire 100% of Vivet following the company’s delivery of certain data from the Phase 1/2 clinical trial for VTX-801. As part of the transaction, Pfizer senior executive Monika Vnuk, M.D., Vice President, Worldwide Business Development, will join Vivet’s Board of Directors. Other terms of the transaction were not disclosed.

Pfizer's first-quarter 2019 earnings conference call with investment analysts is scheduled for Tuesday, April 30, 2019 at 10:00 a.m. EDT. For instructions on how to join the conference call or the webcast, please refer to the previously-issued press release located on the company’s investor website (www.pfizer.com/investors). Slides that will accompany today’s webcast were posted to the company’s investor website at 6:45 a.m. EDT, concurrent with the issuance of this press release. Pfizer intends to continue this practice for future earnings announcements.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) are defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring charges, legal charges or net gains and losses on investments in equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarter of 2019 and 2018. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s first quarter for U.S. subsidiaries reflects the three months ending on March 31, 2019 and April 1, 2018 while Pfizer’s first quarter for subsidiaries operating outside the U.S. reflects the three months ending on February 24, 2019 and February 25, 2018.

(4)
In December 2018, Pfizer entered into a definitive agreement with GSK under which the two companies have agreed to combine their respective consumer healthcare businesses into a new consumer healthcare joint venture that will operate globally under the GSK Consumer Healthcare name. In exchange for contributing its Consumer Healthcare business, Pfizer will receive a 32% equity stake in the new company and GSK will own the remaining 68% of the new company. Upon the closing of the transaction, which is expected to occur in the second half of 2019, subject to customary closing conditions including GSK shareholder approval and required regulatory approvals, Pfizer anticipates deconsolidating its Consumer Healthcare business and will begin to receive its pro rata share of the joint venture’s earnings and dividends, which will be paid on a quarterly basis.

(5)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(6)	The 2019 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, net gains or losses on investments in equity securities and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of March 31, 2019, including any one-time upfront payments associated with such transactions.

▪	Reflects a full year of revenue and expense contributions from Consumer Healthcare(4).

▪
Reflects an anticipated negative revenue impact of $2.6 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Exchange rates assumed are a blend of the actual exchange rates in effect through first-quarter 2019 and mid-April 2019 rates for the remainder of the year. Reflects the anticipated unfavorable impact of approximately $1.1 billion on revenues and approximately $0.08 on Adjusted diluted EPS(2) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2018.

▪
Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 5.7 billion shares, which reflects the weighted-average impact of share repurchases totaling $8.9 billion executed in first-quarter 2019. Dilution related to share-based employee compensation programs is currently expected to offset the reduction in shares associated with these share repurchases by approximately half.

(7)	Herceptin® is a registered U.S. trademark of Genentech, Inc.

(8)	Avastin® is a registered U.S. trademark of Genentech, Inc.

Contacts:	Media		Investors
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			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	First-Quarter		% Incr. /
	2019	2018	(Decr.)
Revenues	$13,118	$12,906	2
Costs and expenses:
Cost of sales (2), (3)	2,433	2,563	(5)
Selling, informational and administrative expenses(2), (3)	3,339	3,412	(2)
Research and development expenses(2), (3)	1,703	1,743	(2)
Amortization of intangible assets(3)	1,183	1,196	(1)
Restructuring charges and certain acquisition-related costs(4)	46	43	7
Other (income)/deductions––net(5)	92	(178)	*
Income from continuing operations before provision for taxes on income	4,323	4,127	5
Provision for taxes on income(6)	433	556	(22)
Income from continuing operations	3,889	3,571	9
Discontinued operations––net of tax	—	(1)	*
Net income before allocation to noncontrolling interests	3,889	3,570	9
Less: Net income attributable to noncontrolling interests	6	9	(41)
Net income attributable to Pfizer Inc.	$3,884	$3,561	9

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.69	$0.60	15
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.69	$0.60	15

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.68	$0.59	15
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.68	$0.59	15
Weighted-average shares used to calculate earnings per common share:
Basic	5,635	5,957
Diluted	5,750	6,057

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three months ended March 31, 2019 and April 1, 2018. Subsidiaries operating outside the U.S. are included for the three months ended February 24, 2019 and February 25, 2018.

The financial results for the three months ended March 31, 2019 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)	Restructuring charges and certain acquisition-related costs include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2019	2018
Restructuring credits––acquisition-related costs(a)	$(9)	$(8)
Restructuring charges/(credits)––cost reduction initiatives(b)	19	(2)
Restructuring charges/(credits)	10	(9)
Integration costs(c)	36	52
Restructuring charges and certain acquisition-related costs	$46	$43

(a)
Restructuring credits––acquisition-related costs include employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for the first quarter of 2019 were due to the reversal of previously recorded accruals for employee termination costs and asset impairments related to our acquisition of Hospira, Inc. (Hospira). Credits for the first quarter of 2018 were primarily due to the reversal of previously recorded accruals for exit costs related to our acquisition of Hospira.

(b)
Restructuring charges/(credits)––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions. For the first quarter of 2019, the charges were primarily related to asset write downs. For the first quarter of 2018, the credits were mostly related to reserve releases for cost-reduction programs, partially offset by exit costs.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the first quarter of 2019 and 2018, integration costs were mostly related to our acquisition of Hospira.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(5)	Other (income)/deductions––net includes the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2019	2018
Interest income(a)	$(66)	$(77)
Interest expense(a)	361	310
Net interest expense	295	233
Royalty-related income	(89)	(96)
Net gains on asset disposals	(1)	(7)
Net gains recognized during the period on investments in equity securities(b)	(111)	(118)
Net realized losses on sales of investments in debt securities	—	3
Income from collaborations, out-licensing arrangements and sales of compound/product rights(c)	(82)	(142)
Net periodic benefit credits other than service costs	(40)	(82)
Certain legal matters, net	4	(19)
Certain asset impairments(d)	150	—
Business and legal entity alignment costs(e)	119	3
Net losses on early retirement of debt(f)	138	3
Other, net(g)	(291)	42
Other (income)/deductions––net	$92	$(178)

(a)
Interest income decreased in the first quarter of 2019, primarily driven by a lower investment balance. Interest expense increased in the first quarter of 2019, primarily as a result of higher interest rates.

(b)
The net gains on investments in equity securities for the first quarter of 2019 include gains of $43 million related to our investment in Allogene. The first quarter of 2018 included gains of $61 million related to our investment in ICU Medical stock (see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Divestitures in our 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for additional information).

(c)	Includes income from upfront and milestone payments from our collaboration partners and income from out-licensing arrangements and sales of compound/product rights.

(d)
In the first quarter of 2019, primarily includes an intangible asset impairment charge of $90 million related to Worldwide Research, Development and Medical in-process research and development, which relates to a pre-clinical stage asset from our acquisition of Bamboo Therapeutics, Inc. for gene therapies for the potential treatment of patients with certain rare diseases.

(e)
In the first quarter of 2019, represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services. In the first quarter of 2018, represents expenses for changes to our infrastructure to align our commercial operations that existed through December 31, 2018, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(f)	In the first quarter of 2019, represents net losses due to the early retirement of debt, inclusive of the related termination of cross-currency swaps.

(g)
The first quarter of 2019 includes, among other things, credits of $72 million, reflecting the change in the fair value of contingent consideration, and dividend income of $64 million from our investment in ViiV Healthcare Limited (ViiV). In the first quarter of 2018, primarily includes, among other things, charges of $102 million, reflecting the change in the fair value of contingent consideration, partially offset by dividend income of $59 million from our investment in ViiV.

(6)
The decrease in the effective tax rate for first-quarter 2019 compared to first-quarter 2018 was primarily due to (i) the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 (TCJA), (ii) the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (iii) an increase in tax benefits associated with the resolution of certain tax positions pertaining to prior years, and the expiration of certain statutes of limitations.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	First-Quarter 2019
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,118	$—	$—	$—	$—	$13,118
Cost of sales(6), (7)	2,433	4	—	—	(22)	2,415
Selling, informational and administrative expenses(6), (7)	3,339	1	(1)	—	(27)	3,311
Research and development expenses(6), (7)	1,703	1	—	—	(11)	1,693
Amortization of intangible assets(7)	1,183	(1,120)	—	—	—	63
Restructuring charges and certain acquisition-related costs	46	—	(27)	—	(19)	—
Other (income)/deductions––net(8)	92	76	—	—	(303)	(135)
Income from continuing operations before provision for taxes on income	4,323	1,038	28	—	382	5,771
Provision for taxes on income	433	224	5	—	212	875
Income from continuing operations	3,889	814	23	—	171	4,896
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	6	—	—	—	—	6
Net income attributable to Pfizer Inc. common shareholders	3,884	814	23	—	171	4,891
Earnings per common share attributable to Pfizer Inc.––diluted	0.68	0.14	—	—	0.03	0.85

	First-Quarter 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,906	$—	$—	$—	$—	$12,906
Cost of sales(6), (7)	2,563	(1)	(3)	—	(23)	2,536
Selling, informational and administrative expenses(6), (7)	3,412	—	—	—	(126)	3,286
Research and development expenses (6), (7)	1,743	1	—	—	(6)	1,739
Amortization of intangible assets(7)	1,196	(1,126)	—	—	—	71
Restructuring charges and certain acquisition-related costs	43	—	(45)	—	2	—
Other (income)/deductions––net (8)	(178)	(96)	—	—	70	(204)
Income from continuing operations before provision for taxes on income	4,127	1,221	48	—	83	5,479
Provision for taxes on income	556	239	8	—	112	915
Income from continuing operations	3,571	982	40	—	(29)	4,564
Discontinued operations––net of tax	(1)	—	—	1	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc. common shareholders	3,561	982	40	1	(29)	4,555
Earnings per common share attributable to Pfizer Inc.––diluted	0.59	0.16	0.01	—	—	0.75
See end of tables for notes (1) through (8).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)
In 2018, Pfizer’s Non-GAAP Adjusted results included net gains on investments in equity securities, which favorably impacted full-year 2018 Adjusted Other (Income)/Deductions by $586 million and Adjusted Diluted EPS by $0.08.

Beginning in 2019, Pfizer excludes net gains and losses on investments in equity securities from Non-GAAP Adjusted results because of their inherent volatility, which is outside of Pfizer management’s control and cannot be predicted with any level of certainty. Additionally, Pfizer management does not believe that including these gains and losses assists investors in understanding Pfizer's business or is reflective of its core operations. First-quarter 2018 Non-GAAP Adjusted financial results have been revised from previously reported amounts to conform with the 2019 presentation. See Note (4) below for additional information.
Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three months ended March 31, 2019 and April 1, 2018. Subsidiaries operating outside the U.S. are included for the three months ended February 24, 2019 and February 25, 2018.

(3)	Acquisition-related costs include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2019	2018
Restructuring credits(a)	$(9)	$(8)
Integration costs(b)	36	52
Additional depreciation––asset restructuring(c)	1	3
Total acquisition-related costs––pre-tax	28	48
Income taxes(d)	(5)	(8)
Total acquisition-related costs––net of tax	$23	$40

(a)
Restructuring credits include employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for the first quarter of 2019 were due to the reversal of previously recorded accruals for employee termination costs and asset impairments related to our acquisition of Hospira, Inc. (Hospira). Credits for the first quarter of 2018 were primarily due to the reversal of previously recorded accruals for exit costs related to our acquisition of Hospira. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the first quarter of 2019 and 2018, integration costs were mostly related to our acquisition of Hospira. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(c)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. In the first quarter of 2019, included in Selling, informational and administrative expenses. In the first quarter of 2018, included in Cost of sales.

(d)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(4)	Certain significant items include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2019	2018
Restructuring charges/(credits)––cost reduction initiatives(a)	$19	$(2)
Implementation costs and additional depreciation––asset restructuring(b)	38	53
Certain legal matters, net	(6)	(19)
Certain asset impairments(c)	139	—
Business and legal entity alignment costs(d)	119	3
Net gains recognized during the period on investments in equity securities(e)	(111)	(118)
Net losses on early retirement of debt(f)	138	3
Other(g)	46	162
Total certain significant items––pre-tax	382	83
Income taxes(h)	(212)	(112)
Total certain significant items––net of tax	$171	$(29)

(a)
Restructuring charges/(credits)––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs. For the first quarter of 2019, the charges were primarily related to asset write downs. For the first quarter of 2018, the credits were mostly related to reserve releases for cost-reduction programs, partially offset by exit costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($22 million), Selling, informational and administrative expenses ($9 million) and Research and development expenses ($7 million) for the first quarter of 2019. Included in Cost of sales ($30 million), Selling, informational and administrative expenses ($17 million) and Research and development expenses ($6 million) for the first quarter of 2018.

(c)
Included in Other (income)/deductions––net. In the first quarter of 2019, primarily includes an intangible asset impairment charge of $90 million related to Worldwide Research, Development and Medical in-process research and development, which relates to a pre-clinical stage asset from our acquisition of Bamboo Therapeutics, Inc. for gene therapies for the potential treatment of patients with certain rare diseases.

(d)
Included in Other (income)/deductions––net. In the first quarter of 2019, represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services. In the first quarter of 2018, represents expenses for changes to our infrastructure to align our commercial operations that existed through December 31, 2018, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(e)
Included in Other (income)/deductions––net. The net gains on investments in equity securities for the first quarter of 2019 include gains of $43 million related to our investment in Allogene. The first quarter of 2018 included gains of $61 million related to our investment in ICU Medical stock (see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Divestitures in our 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for additional information).

(f)	Included in Other (income)/deductions––net. In the first quarter of 2019, represents net losses due to the early retirement of debt, inclusive of the related termination of cross-currency swaps.

(g)
For the first quarter of 2019, included in Selling, informational and administrative expenses ($18 million), Research and development expenses ($4 million) and Other (income)/deductions––net ($24 million). In the first quarter of 2018, included in Cost of sales ($7 million income), Selling, informational and administrative expenses ($109 million) and Other (income)/deductions––net ($60 million) and includes, among other things, a $108 million charge, in the aggregate, in Selling, informational and administrative expenses for a special, one-time bonus paid to virtually all Pfizer colleagues, excluding executives, which was one of several actions taken by us after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 (TCJA).

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(h)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first quarter of 2019 was favorably impacted primarily by the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the TCJA. The first quarter of 2018 was favorably impacted by the December 2017 enactment of the TCJA, primarily related to certain tax initiatives associated with the lower U.S. tax rate as a result of the TCJA.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(8)	Non-GAAP Adjusted Other (income)/deductions––net includes the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2019	2018
Interest income	$(66)	$(77)
Interest expense	366	317
Net interest expense	300	240
Royalty-related income	(89)	(96)
Net gains on asset disposals	(1)	(7)
Net realized losses on sales of investments in debt securities	—	3
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(82)	(142)
Net periodic benefit credits other than service costs	(46)	(114)
Certain legal matters, net	10	—
Certain asset impairments	11	—
Other, net	(238)	(89)
Non-GAAP Adjusted Other (income)/deductions––net	$(135)	$(204)
For additional information regarding the adjustments, see the accompanying reconciliations on page 18. See Note (5) to Consolidated Statements of Income for the first quarter of 2019 and 2018 above for additional information on the components comprising GAAP reported Other (income)/deductions––net. For additional information on certain significant items excluded from GAAP reported Other (income)/deductions––net in calculating Non-GAAP Adjusted Other (income)/deductions––net, refer to footnote (4) above.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to our consolidated statements of income:
	First-Quarter 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$9,185	$3,075	$858	$13,118	$—	$13,118
Cost of sales	1,760	419	236	2,415	18	2,433
% of revenue	19.2%	13.6%	*	18.4%	*	18.5%
Selling, informational and administrative expenses	1,523	330	1,459	3,311	27	3,339
Research and development expenses	165	54	1,474	1,693	10	1,703
Amortization of intangible assets	63	—	—	63	1,120	1,183
Restructuring charges and certain acquisition-related costs	—	—	—	—	46	46
Other (income)/deductions––net	(213)	(2)	80	(135)	227	92
Income/(loss) from continuing operations before provision for taxes on income	5,888	2,274	(2,391)	5,771	(1,449)	4,323

	First-Quarter 2018
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$8,881	$3,120	$905	$12,906	$—	$12,906
Cost of sales	1,675	469	392	2,536	27	2,563
% of revenue	18.9%	15.0%	*	19.7%	*	19.9%
Selling, informational and administrative expenses	1,455	435	1,395	3,286	126	3,412
Research and development expenses	162	52	1,524	1,739	4	1,743
Amortization of intangible assets	59	—	11	71	1,126	1,196
Restructuring charges and certain acquisition-related costs	—	—	—	—	43	43
Other (income)/deductions––net	(294)	(5)	95	(204)	26	(178)
Income/(loss) from continuing operations before provision for taxes on income	5,823	2,168	(2,512)	5,479	(1,352)	4,127
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	At the beginning of our 2019 fiscal year, we began to manage our commercial operations through a new global structure consisting of three business segments:

•
Pfizer Biopharmaceuticals Group (Biopharma), a science-based innovative medicines business, which includes all of the previous Innovative Health business units (except Consumer Healthcare) as well as a new Hospital business unit that commercializes Pfizer’s global portfolio of sterile injectable and anti-infective medicines and includes its contract manufacturing operation, Pfizer CentreOne. Pfizer also incorporated its biosimilar portfolio into its Oncology and Inflammation & Immunology business units and certain legacy established products into the Internal Medicine business unit.

•
Upjohn, a global, off-patent branded and generic established medicines business, which includes 20 off-patent solid oral dose legacy brands including Lyrica, Lipitor, Norvasc, Viagra and Celebrex, as well as certain generic medicines.

•	Consumer Healthcare, which includes Pfizer’s over-the-counter medicines.
Additionally, certain costs and expenses are now managed in different parts of the organization than they were prior to the reorganization. We have restated prior-period information (Revenues and Earnings, as defined by management) to conform to the current management structure.
Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of the Biopharma and Upjohn reportable operating segments for the periods presented. The expenses generally include only those costs directly attributable to the operating segment. The segment information presents the three months ended March 31, 2019 and April 1, 2018. Subsidiaries operating outside the U.S. are included for the three months ended February 24, 2019 and February 25, 2018.

Operating Segments

Some additional information about our Biopharma and Upjohn business segments follows:

Biopharma is a science-based innovative medicines business that includes six business units – Oncology, Inflammation & Immunology, Rare Disease, Hospital, Vaccines and Internal Medicine. Each business unit is committed to improving health with our innovative products from prevention to treatment to wellness – at every stage of life in communities across the globe.
Upjohn is a global, off-patent branded and generic established medicines business, which includes 20 off-patent solid oral dose legacy brands, as well as certain generic medicines.
Select products include: - Prevnar 13/Prevenar 13 - Ibrance - Eliquis - Enbrel (outside the U.S. and Canada) - Xeljanz - Chantix/Champix - Sutent	Select products include: - Lyrica - Lipitor - Norvasc - Celebrex - Viagra - Certain generic medicines
Pfizer’s Consumer Healthcare segment is an over-the-counter medicines business, which we announced on December 19, 2018 will be contributed to, and combined with, GSK’s consumer healthcare business to form a new consumer healthcare joint venture, of which we will own 32%. Upon the closing of the transaction, which is expected to occur in the second half of 2019, subject to customary closing conditions including GSK shareholder approval and required regulatory approvals, Pfizer anticipates deconsolidating its Consumer Healthcare business and will begin to record its pro rata share of the joint venture’s earnings and receive dividends, which will be paid on a quarterly basis.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

First Quarter of 2019 vs. First Quarter of 2018
Biopharma Operating Segment

•	Cost of sales as a percentage of Revenues was relatively flat.

•
The increase in Cost of sales of 5% was primarily driven by an increase in sales volumes for various products within our product portfolio, an unfavorable change in product mix, an increase in inventory write-offs, primarily for legacy Hospira products in the U.S., as well as an increase in royalty expenses based on the mix of products sold, partially offset by the favorable impact of foreign exchange.

•
The increase in Selling, informational and administrative expenses of 5% was primarily driven by additional investment across several of our products, primarily Xeljanz, Eliquis and Vyndaqel, as well as the non-recurrence of a favorable true-up of healthcare reform expenses in the first quarter of 2018, partially offset by the favorable impact of foreign exchange.

•	Research and development expenses were relatively flat.

•	The unfavorable change in Other (income)/deductions––net primarily reflects a $119 million decrease in income from collaborations, out-licensing arrangements and sales of compound/product rights.
Upjohn Operating Segment

•	Cost of sales as a percentage of Revenues decreased 1.4 percentage points, primarily due to the favorable impact of foreign exchange.

•	Cost of sales decreased 11% primarily due to the favorable impact of foreign exchange, partially offset by net volume increases primarily in China and Japan.

•
Selling, informational and administrative expenses decreased 24% driven by a reduction in field force and advertising and promotional expenses in developed markets, primarily related to Lyrica in the U.S., and the favorable impact of foreign exchange, partially offset by investments in China across key brands and the non-recurrence of a favorable true-up of healthcare reform expenses in the first quarter of 2018.

•	Research and development expenses increased 3% driven by investments in the Upjohn Research, Development and Medical organization.

(3)	Other comprises the revenues and costs included in our Adjusted income components (see footnote (c) below) that are managed outside Biopharma and Upjohn and includes the following:

	First-Quarter 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$858	$—	$858
Cost of sales	—	—	275	(38)	236
Selling, informational and administrative expenses	21	—	388	1,050	1,459
Research and development expenses	532	726	30	185	1,474
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(1)	(1)	1	80	80
Income/(loss) from continuing operations before provision for taxes on income	$(552)	$(726)	$164	$(1,278)	$(2,391)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	First-Quarter 2018
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$905	$—	$905
Cost of sales	—	—	298	94	392
Selling, informational and administrative expenses	28	—	407	960	1,395
Research and development expenses	548	762	42	172	1,524
Amortization of intangible assets	—	—	11	—	11
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(3)	—	—	98	95
Income/(loss) from continuing operations before provision for taxes on income	$(572)	$(762)	$147	$(1,325)	$(2,512)
The above tables and related footnotes below reflect our current organization structure effective at the beginning of the 2019 fiscal year for the periods presented.

(a)
WRDM––the R&D and Medical expenses managed by our WRDM organization, which is generally responsible for research projects for our Biopharma portfolio until proof-of-concept is achieved and then for transitioning those projects to the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRDM organization also has responsibility for certain science-based and other platform-services organizations, which provide end-to-end technical expertise and other services to the various R&D projects, as well as the Worldwide Medical and Safety group, which ensures that Pfizer provides all stakeholders––including patients, healthcare providers, pharmacists, payers and health authorities––with complete and up-to-date information on the risks and benefits associated with Pfizer products so that they can make appropriate decisions on how and when to use Pfizer’s medicines.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for clinical trials from WRDM in the Biopharma portfolio, including late stage portfolio spend. GPD also provides technical support and other services to Pfizer R&D projects. GPD is responsible for facilitating all regulatory submissions and interactions with regulatory agencies.

(c)
Other––the operating results of our Consumer Healthcare business, and costs associated with other commercial activities not managed as part of Biopharma or Upjohn, including all strategy, business development, portfolio management and valuation capabilities, which previously had been reported in various parts of the organization.

(d)
Corporate and Other Unallocated––the costs associated with platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement), patient advocacy activities and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments, as well as overhead expenses associated with our manufacturing (which include manufacturing variances associated with production) and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs.

For information purposes only, the following tables present reconciliations of the Biopharma segment operating results and Upjohn segment operating results to Biopharma and Upjohn operating results including estimated Other costs generally associated with the Biopharma and Upjohn operating segments. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.
For information purposes only, for first-quarter 2019, we estimate that Other costs attributable to our Biopharma and Upjohn segments, as described above, for combined WRDM, GPD and other business activities costs are $1.4 billion, and combined Corporate and Other Unallocated costs are $1.0 billion, which excludes income and costs associated with our Consumer Healthcare business. The combined Corporate and Other Unallocated costs also exclude (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $298 million for first-quarter 2019 in Other (income)/deductions––net); and (ii) net income from investments and other assets not

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

attributable to an operating segment included in Corporate (approximately $69 million for first-quarter 2019 in Other (income)/deductions––net). The remaining costs have been attributed to our Biopharma and Upjohn operating segments, as follows:

	First-Quarter 2019
		Estimated Other Costs Associated with Biopharma(b)
(MILLIONS OF DOLLARS)	Biopharma Non-GAAP Adjusted(a), (c)	Estimated WRDM/GPD/Other Business Activities(b)	Estimated Corporate/Other Unallocated(b)	Biopharma with Estimated Other Costs Associated with Biopharma Non-GAAP Adjusted(b), (c)
Revenues	$9,185			$9,185
Cost of sales	1,760	—	(34)	1,726
Selling, informational and administrative expenses	1,523	121	703	2,346
Research and development expenses	165	1,262	178	1,604
Amortization of intangible assets	63	—	—	63
Restructuring charges and certain acquisition-related costs	—			—
Other (income)/deductions––net	(213)	1	(127)	(339)
Income/(loss) from continuing operations before provision for taxes on income	5,888	(1,384)	(720)	3,785

	First-Quarter 2019
		Estimated Other Costs Associated with Upjohn(b)
(MILLIONS OF DOLLARS)	Upjohn Non-GAAP Adjusted(a), (c)	Estimated WRDM/GPD/Other Business Activities(b)	Estimated Corporate/Other Unallocated(b)	Upjohn with Estimated Other Costs Associated with Upjohn Non-GAAP Adjusted(b), (c)
Revenues	$3,075			$3,075
Cost of sales	419	—	(8)	410
Selling, informational and administrative expenses	330	8	276	613
Research and development expenses	54	1	4	59
Amortization of intangible assets	—	—	—	—
Restructuring charges and certain acquisition-related costs	—			—
Other (income)/deductions––net	(2)	—	(12)	(14)
Income/(loss) from continuing operations before provision for taxes on income	2,274	(9)	(259)	2,006

(a)
Amount represents the revenues and costs managed by the operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note (2) above for more information.

(b)	Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see above.

•
WRDM/GPD/Other––The information provided for WRDM, GPD and Other was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with the Biopharma and Upjohn operating segments as well as specific identification and estimates of costs incurred in connection with activities associated with the Biopharma and Upjohn operating segments.

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

The estimated Other costs generally associated with our Biopharma and Upjohn operating segments do not purport to reflect the additional amounts that each of the operating segments would have incurred had each segment operated as a standalone company during the period presented.

(c)	See note (4) below for an explanation of our Non-GAAP Adjusted financial measure.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring charges, legal charges or net gains and losses on investments in equity securities, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2019 and 2018. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring charges, legal charges or net gains and losses on investments in equity securities) that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2019 and 2018.

PFIZER INC. - REVENUES
FIRST-QUARTER 2019 and 2018 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2019	2018	% Change		2019	2018	% Change	2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,118	$12,906	2%	5%	$6,175	$6,275	(2%)	$6,943	$6,631	5%	12%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$9,185	$8,881	3%	7%	$4,521	$4,388	3%	$4,664	$4,493	4%	11%
Internal Medicine(c)	$2,217	$2,071	7%	10%	$1,181	$1,087	9%	$1,036	$984	5%	12%
Eliquis alliance revenues and direct sales	1,011	765	32%	36%	601	435	38%	410	330	24%	33%
Chantix/Champix	273	251	8%	10%	212	188	13%	61	64	(4%)	1%
Premarin family	168	191	(12%)	(12%)	158	180	(12%)	10	11	(6%)	1%
BMP2	67	73	(8%)	(8%)	67	73	(8%)	—	—	—	—
Toviaz	60	60	(1%)	2%	17	18	(10%)	43	42	3%	7%
All other Internal Medicine	639	730	(13%)	(8%)	127	192	(34%)	512	538	(5%)	1%
Oncology(d)	$1,961	$1,760	11%	15%	$1,179	$1,135	4%	$782	$625	25%	36%
Ibrance	1,133	933	21%	25%	741	726	2%	392	207	90%	*
Sutent	232	262	(12%)	(6%)	71	88	(19%)	161	174	(8%)	1%
Xtandi alliance revenues	168	159	6%	6%	168	159	6%	—	—	—	—
Xalkori	123	153	(20%)	(16%)	34	42	(19%)	88	110	(20%)	(14%)
Bosulif	80	60	33%	35%	54	41	31%	27	20	36%	42%
Inlyta	73	74	(1%)	4%	33	28	17%	40	46	(12%)	(4%)
All other Oncology	153	119	28%	31%	79	51	54%	74	68	9%	15%
Hospital(e)	$1,887	$2,026	(7%)	(3%)	$752	$820	(8%)	$1,135	$1,206	(6%)	—
Sulperazon	177	168	5%	11%	—	—	—	177	168	5%	11%
Medrol(f)	120	136	(12%)	(10%)	70	83	(16%)	50	52	(5%)	—
Zithromax(f)	104	101	4%	9%	(3)	2	*	107	99	8%	13%
Vfend(f)	85	98	(13%)	(8%)	4	2	*	81	96	(16%)	(10%)
EpiPen	66	52	26%	27%	56	45	26%	10	8	28%	35%
Zyvox(f)	64	68	(7%)	(3%)	5	6	(9%)	58	63	(7%)	(3%)
Fragmin	60	70	(15%)	(9%)	2	4	(52%)	58	66	(13%)	(7%)
Zosyn/Tazocin	51	61	(17%)	(15%)	35	43	(18%)	16	19	(14%)	(6%)
Pfizer CentreOne(g)	176	171	3%	4%	97	96	1%	79	75	4%	8%
All other Anti-infectives	354	392	(10%)	(5%)	93	107	(13%)	261	285	(9%)	(2%)
All other Hospital(h)	631	708	(11%)	(9%)	391	432	(9%)	240	275	(13%)	(8%)
Vaccines	$1,612	$1,463	10%	13%	$894	$837	7%	$718	$626	15%	22%
Prevnar 13/Prevenar 13	1,486	1,380	8%	10%	878	826	6%	608	555	10%	16%
All other Vaccines	126	83	53%	63%	17	11	44%	110	71	54%	66%
Inflammation & Immunology (I&I)(i)	$1,037	$1,013	2%	8%	$378	$338	12%	$659	$675	(2%)	6%
Enbrel (Outside the U.S. and Canada)	451	506	(11%)	(3%)	—	—	—	451	506	(11%)	(3%)
Xeljanz	423	326	30%	34%	298	253	18%	125	72	72%	89%
Inflectra/Remsima	138	145	(4%)	—	57	55	5%	81	90	(10%)	(4%)
Eucrisa	22	26	(12%)	(12%)	22	26	(14%)	—	—	—	—
All other I&I	3	11	(74%)	(79%)	—	4	(94%)	3	6	(61%)	(69%)
Rare Disease	$470	$549	(14%)	(9%)	$137	$172	(20%)	$333	$377	(12%)	(4%)
BeneFIX	125	147	(15%)	(11%)	65	68	(4%)	60	79	(24%)	(18%)
Genotropin	107	132	(19%)	(14%)	13	31	(60%)	95	101	(6%)	—
Refacto AF/Xyntha	106	130	(19%)	(13%)	27	30	(10%)	79	100	(21%)	(13%)
Somavert	59	63	(5%)	(1%)	22	24	(10%)	38	39	(2%)	5%
All other Rare Disease	72	76	(6%)	2%	10	18	(43%)	62	58	6%	16%
UPJOHN(c), (j)	$3,075	$3,120	(1%)	1%	$1,213	$1,408	(14%)	$1,861	$1,712	9%	14%
Lyrica	1,186	1,213	(2%)	(1%)	889	907	(2%)	298	307	(3%)	—
Lipitor	622	511	22%	28%	21	29	(26%)	601	483	25%	31%
Norvasc	300	256	17%	24%	10	9	10%	289	246	17%	24%
Celebrex	174	145	20%	23%	15	16	(6%)	159	129	23%	27%
Viagra	145	187	(22%)	(19%)	40	88	(55%)	105	99	7%	14%
Effexor	77	71	8%	13%	17	18	(5%)	60	53	13%	19%
Zoloft	69	74	(7%)	—	11	16	(27%)	58	59	(1%)	7%
Xalatan/Xalacom	62	72	(14%)	(10%)	5	5	15%	56	67	(16%)	(12%)
All other Upjohn	440	591	(26%)	(23%)	206	322	(36%)	234	269	(13%)	(8%)
CONSUMER HEALTHCARE BUSINESS(k)	$858	$905	(5%)	(2%)	$440	$479	(8%)	$418	$427	(2%)	4%
Total Alliance revenues	$1,090	$855	27%	29%	$775	$602	29%	$314	$253	24%	31%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST-QUARTER 2019 and 2018 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2019	2018	% Change		2019	2018	% Change		2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,086	$2,092	—	6%	$1,535	$1,461	5%	7%	$3,322	$3,078	8%	17%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$1,762	$1,721	2%	9%	$958	$911	5%	8%	$1,944	$1,861	4%	15%
Internal Medicine(c)	$428	$377	13%	21%	$292	$292	—	2%	$316	$315	1%	12%
Eliquis alliance revenues and direct sales	239	191	25%	34%	79	68	17%	19%	92	71	29%	44%
Chantix/Champix	20	21	(6%)	—	17	28	(38%)	(35%)	24	14	64%	72%
Premarin family	—	—	—	—	5	6	(20%)	(16%)	5	5	10%	20%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	17	17	(3%)	3%	24	22	9%	10%	3	3	(8%)	15%
All other Internal Medicine	152	148	3%	9%	167	169	(1%)	—	193	221	(13%)	(2%)
Oncology(d)	$393	$300	31%	40%	$153	$113	35%	37%	$236	$212	11%	29%
Ibrance	228	116	97%	*	74	41	80%	82%	90	49	82%	*
Sutent	76	80	(5%)	1%	26	27	(6%)	(3%)	59	67	(12%)	2%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	29	46	(36%)	(32%)	13	15	(12%)	(9%)	46	50	(8%)	—
Bosulif	15	10	44%	53%	10	8	31%	31%	2	2	15%	26%
Inlyta	9	13	(32%)	(28%)	17	17	(4%)	(4%)	15	15	(4%)	15%
All other Oncology	36	34	6%	12%	13	5	*	*	24	28	(15%)	(9%)
Hospital(e)	$219	$259	(15%)	(10%)	$184	$179	3%	7%	$732	$768	(5%)	2%
Sulperazon	—	—	—	—	2	2	(13%)	(14%)	175	166	5%	11%
Medrol(f)	17	18	(9%)	(3%)	8	5	42%	47%	25	28	(11%)	(6%)
Zithromax(f)	15	17	(12%)	(6%)	10	11	(2%)	(1%)	82	71	15%	20%
Vfend(f)	6	10	(45%)	(41%)	18	20	(11%)	(10%)	57	66	(13%)	(5%)
EpiPen	—	—	—	—	10	8	28%	35%	—	—	—	—
Zyvox(f)	3	6	(44%)	(40%)	13	12	16%	16%	42	45	(8%)	(3%)
Fragmin	29	37	(21%)	(16%)	14	18	(23%)	(18%)	15	11	30%	40%
Zosyn/Tazocin	—	1	(76%)	(75%)	1	2	(49%)	(47%)	15	16	(5%)	4%
Pfizer CentreOne(g)	37	24	57%	62%	3	2	13%	13%	39	49	(21%)	(18%)
All other Anti-infectives	70	85	(18%)	(12%)	26	25	4%	6%	165	175	(6%)	2%
All other Hospital(h)	42	61	(31%)	(27%)	80	75	7%	13%	118	140	(16%)	(11%)
Vaccines	$226	$198	14%	22%	$92	$106	(13%)	(11%)	$400	$322	24%	33%
Prevnar 13/Prevenar 13	143	141	1%	8%	86	103	(17%)	(14%)	379	310	22%	31%
All other Vaccines	83	57	47%	57%	6	3	*	*	21	12	76%	95%
Inflammation & Immunology (I&I)(i)	$325	$380	(14%)	(9%)	$151	$133	13%	16%	$182	$162	13%	34%
Enbrel (Outside the U.S. and Canada)	217	290	(25%)	(21%)	93	89	4%	5%	141	126	12%	32%
Xeljanz	45	19	*	*	43	29	49%	54%	36	24	49%	82%
Inflectra/Remsima	71	75	(6%)	—	5	4	40%	50%	5	11	(54%)	(50%)
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(7)	(5)	(52%)	(62%)	10	11	(13%)	(13%)	—	—	—	—
Rare Disease	$170	$207	(18%)	(13%)	$86	$87	(1%)	1%	$78	$83	(7%)	11%
BeneFIX	26	40	(36%)	(32%)	19	21	(11%)	(8%)	15	17	(12%)	2%
Genotropin	38	44	(13%)	(7%)	36	35	2%	3%	21	22	(7%)	9%
Refacto AF/Xyntha	46	64	(28%)	(24%)	11	14	(21%)	(15%)	22	23	(2%)	17%
Somavert	31	31	(1%)	6%	4	4	(11%)	(8%)	3	3	(3%)	19%
All other Rare Disease	29	28	4%	11%	16	12	30%	32%	16	18	(8%)	14%
UPJOHN(c), (j)	$217	$266	(19%)	(13%)	$492	$465	6%	7%	$1,152	$981	17%	25%
Lyrica	45	63	(29%)	(24%)	189	169	12%	12%	63	74	(14%)	(8%)
Lipitor	38	44	(14%)	(8%)	50	46	9%	12%	513	393	31%	38%
Norvasc	15	17	(14%)	(8%)	41	45	(9%)	(7%)	234	184	27%	35%
Celebrex	6	6	(9%)	(3%)	71	60	18%	18%	82	63	31%	38%
Viagra	8	9	(13%)	(7%)	15	16	(4%)	—	82	73	11%	19%
Effexor	12	14	(17%)	(12%)	27	20	37%	39%	22	19	11%	21%
Zoloft	7	10	(23%)	(19%)	12	14	(12%)	(11%)	38	35	9%	21%
Xalatan/Xalacom	14	15	(8%)	(2%)	25	29	(14%)	(13%)	18	23	(23%)	(17%)
All other Upjohn	72	88	(17%)	(12%)	61	65	(6%)	(4%)	100	116	(14%)	(7%)
CONSUMER HEALTHCARE BUSINESS(k)	$107	$105	2%	9%	$85	$85	(1%)	6%	$226	$237	(5%)	2%
Total Alliance revenues	$230	$179	28%	37%	$85	$73	16%	18%	$—	$—	—	—
See end of tables for notes.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

The above tables and related footnotes reflect our current commercial operating structure beginning in first-quarter 2019.
(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (l) to (n) below, respectively, and the product revenues from these regions are described on page 29.

(b)
The Pfizer Biopharmaceuticals Group encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Hospital. The new Hospital business unit commercializes our global portfolio of sterile injectable and anti-infective medicines, and also includes Pfizer CentreOne(g).

(c)
We reclassified certain products from the Legacy Established Products (LEP) category, including Premarin family products, and certain other products from the legacy Peri-LOE category, including Pristiq, to the Internal Medicine category and reclassified Lyrica from the Internal Medicine category to the Upjohn business to conform 2018 product revenues to the current presentation.

(d)	We performed certain reclassifications in the All other Oncology category to conform 2018 product revenues to the current presentation.
(e)
Hospital is a new business unit that commercializes our global portfolio of sterile injectable and anti-infective medicines. We performed certain reclassifications, primarily from the legacy Sterile Injectables Pharmaceuticals (SIP) category (Sulperazon, Medrol, Fragmin, Tygacil, Zosyn/Tazocin and Precedex, among other products), the LEP category (Epipen and Zithromax), and the legacy Peri-LOE category (Vfend and Zyvox) to the Hospital category to conform 2018 product revenues to the current presentation. Hospital also includes Pfizer CentreOne(g).

(f)
2018 revenues for Medrol, Zithromax, Vfend and Zyvox may not agree to previously disclosed revenues because revenues for those products were previously split between LEP and the legacy SIP categories. All revenues for these products are currently reported in the Hospital category.

(g)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc. In the fourth quarter of 2017, we sold our equity share in Hisun Pfizer. As a result, effective in the first quarter of 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within legacy All Other LEP and legacy All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(h)
All other Hospital primarily includes revenues from legacy SIP products (that are not anti-infective products) and, to a much lesser extent, solid oral dose products (that are not anti-infective products). SIP anti-infective products that are not individually listed above are recorded in “All other Anti-infectives”.

(i)	We reclassified Inflectra/Remsima from the legacy Biosimilars category to the Inflammation & Immunology category to conform 2018 product revenues to the current presentation.
(j)
Pfizer’s Upjohn business encompasses off-patent branded and generic established medicines that includes 20 of our off-patent solid oral dose legacy brands including Lyrica, Lipitor, Norvasc, Celebrex and Viagra, as well as certain generic medicines.

(k)
Pfizer’s Consumer Healthcare business is an over-the-counter medicines business, which we announced in December 2018 will be contributed to, and combined with, GlaxoSmithKline plc (GSK)’s consumer healthcare business to form a new consumer healthcare joint venture, of which we will own 32%, subject to customary closing conditions including GSK shareholder approval and required regulatory approvals.

(l)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(m)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.
(n)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, the Middle East, Africa, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of April 30, 2019. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, expectations for in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, revenue contribution, growth, performance, timing of exclusivity and potential benefits, strategic reviews, capital allocation objectives, business-development plans, benefits anticipated from the reorganization of our commercial operations into three businesses which became effective at the beginning of our 2019 fiscal year, our acquisitions and other business development activities, our proposed transaction with GSK to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture, our ability to successfully capitalize on growth opportunities or prospects, manufacturing and product supply and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new clinical data and further analyses of existing clinical data;

•
the risk we may not be able to successfully address all of the comments received from regulatory authorities such as the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA), or obtain approval from regulators, which will depend on myriad factors, including such regulator making a determination as to whether a product’s benefits outweigh its known risks and a determination of the product’s efficacy; regulatory decisions impacting labeling, manufacturing processes, safety and/or other matters; and recommendations by technical or advisory committees, such as the Advisory Committee on Immunization Practices, that may impact the use of our vaccines;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of, a product that could affect its availability or commercial potential;

▪
the success of external business-development activities, including the ability to identify and execute on potential business development opportunities, the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, the ability to realize the anticipated benefits of any such transactions, and the potential need to obtain additional equity or debt financing to pursue these opportunities which could result in increased leverage and impact our credit ratings;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party, and access challenges for our biosimilar products where our product may not receive appropriate formulary access or remains in a disadvantaged position relative to the innovator product;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪
difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply shortages at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions, debarment, voluntary recall of a product or failure to secure product approvals;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

▪
the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; general budget control actions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; revisions to reimbursement of biopharmaceuticals under government programs; restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

▪
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, such as claims that our patents are invalid and/or do not cover the product of the generic drug manufacturer or where one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪
the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of the Tax Cuts and Jobs Act enacted in 2017;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal or regulatory requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪	further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on Pfizer, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, including the reorganization of our commercial operations into three businesses effective at the beginning of the company’s 2019 fiscal year, any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;

▪	the impact of product recalls, withdrawals and other unusual items;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting;

▪
risks and uncertainties related to acquisitions, including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that the expected cost savings and/or accretion from certain of those acquisitions will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for certain acquired products; significant transaction costs; and unknown liabilities; and

▪
risks and uncertainties related to our proposed transaction with GSK to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture, including, among other things, risks related to the satisfaction of the conditions to closing the transaction (including the failure to obtain necessary regulatory and GSK shareholder approvals) in the anticipated timeframe or at all and the possibility that the transaction does not close, risks related to the ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits and cost synergies from the proposed transaction will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, the possibility that a future separation of the joint venture may not occur, disruption from the transaction making it more difficult to maintain business and operational relationships, negative effects of the announcement or the consummation of the proposed transaction on the market price of Pfizer’s common stock and on Pfizer’s operating results, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the proposed transaction, other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals and competitive developments.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.

The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.